EXHIBIT 10.3.3
PAR PHARMACEUTICAL COMPANIES, INC.

TERMS OF RESTRICTED STOCK UNIT AWARD

This document sets forth the terms of the award of Restricted Stock Units (as defined below) granted by PAR PHARMACEUTICAL COMPANIES, INC. (the “Company”) pursuant to a Certificate of Restricted Stock Units (the “Certificate”) displayed at the website of Smith Barney Benefits Access® (“Smith Barney”). The Certificate, which specifies the director (the “Director”) to whom the Restricted Stock Units have been awarded, other specific details of the award, and the electronic acceptance of the Certificate at the website of Smith Barney are incorporated herein by reference.

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Board”) has authorized and approved the Par Pharmaceutical Companies, Inc. Amended and Restated 1997 Directors’ Stock and Deferred Fee Plan (the “Plan”), which has been approved by the stockholders of the Company;

WHEREAS, the Plan provides for the annual grant of restricted Stock Units (“Restricted Stock Units”) to Directors of the Company who are not employees of the Company or any of its subsidiaries, having an aggregate Fair Market Value, determined as of the Date of Grant, equal to One Hundred Thousand Dollars ($100,000);

WHEREAS, pursuant to the Plan, the award to the Eligible Director of Restricted Stock Units is subject to the terms and conditions specified on the Certificate and as set forth in the Plan and in this Agreement; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings assigned to them under the Plan.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	RESTRICTED STOCK UNITS

1.1 Grant of Restricted Stock Units.

(a) Subject to the terms and conditions hereinafter set forth and set forth in the Plan, the Company grants to the Eligible Director that number of Restricted Stock Units (the “Units”) as specified on the Certificate, which represent an equivalent number of shares of the Company’s common stock, par value $.01 per share (“Common Stock”), having an aggregate Fair Market Value, determined as of the Date of Grant, of $100,000. The Units are subject to the restrictions set forth in the Certificate, Section 1.2 of this Agreement, the terms and conditions of the Plan and the other terms and conditions contained in this Agreement.

(b) The Units granted under this Agreement shall be reflected in the Director’s Stock Account maintained by the Company during the Restricted Period (as defined in Section 1.3 hereof). If and when the restrictions set forth in Section 1.2 expire in accordance with the terms of this Agreement, and upon the satisfaction of all other applicable conditions as to the Units, such Units (and any related Dividend Units described in Section 1.1(c) below) not forfeited pursuant to Section 1.4 hereof shall be settled in shares of Common Stock or cash as provided in Section 1.1(e) of this Agreement and otherwise in accordance with the Plan.

(c)  With respect to each Unit, whether or not vested, that has not been forfeited (but only to the extent such award of Units has not been settled for cash or Common Stock), the Company shall, with respect to any cash dividends or distributions paid on the Common Stock, accrue and credit to the Director’s Stock Account a number of Units (or fractional Unit) having a Fair Market Value as of the date such dividend or distribution is paid equal to the cash dividends or distributions that would have been paid with respect to such Unit if it were an outstanding share of Common Stock (the “Dividend Units”). Fractional Units accruing under this provision shall be credited cumulatively to the Director’s Stock Account. These Dividend Units thereafter shall (i) be treated as Units for purposes of future dividend accruals pursuant to this Section 1.1(c); and (ii) vest in such amounts at the same time as the Units with respect to which such Dividend Units were received. Any dividends or distributions on Common Stock paid other than in cash shall accrue in the Director’s Stock Account and shall vest at the same time as the Units in respect of which they are made (in each case in the same form as such dividend or other distribution is paid on such Common Stock).

(d) The Company’s obligations under this Agreement shall be unfunded and unsecured, and no special or separate fund shall be established and no other segregation of assets shall be made. The rights of the Director under this Agreement shall be no greater than those of a general unsecured creditor of the Company. In addition, the Units shall be subject to such restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which Common Stock is then listed, and any applicable federal or state securities law.

(e) Except as otherwise provided in this Agreement, upon the satisfaction of all applicable conditions as to the Units (including the payment by the Director of all applicable required withholding taxes, if any) settlement of the vested Units shall occur as soon as practicable after the later of (i) the first day of the seventh month following the month in which the Restricted Period ends and (ii) the first anniversary of the Date of Grant, and otherwise shall be made in accordance with the provisions of Section 6.7 of the Plan. At such time, the Company shall issue to the Director one share of Common Stock (or, in the discretion of the Company, cash equal to the Fair Market Value of one share of Common Stock) for each Unit (with any fractional Unit being rounded up to the nearest whole Unit) credited to the Director’s Stock Account. Settlement of the Director’s Stock Account may be accelerated in accordance with Section 6.8 of the Plan and otherwise in compliance with the requirements of Section 409A of the Code.

1.2 Restrictions.

(a) The Director shall have no rights as a stockholder of the Company by virtue of any Unit unless and until such Unit vests and resulting shares of Common Stock are issued to the Director.

(b)   None of the Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period, except as otherwise permitted by the Board in its sole discretion or pursuant to rules adopted by the Board in accordance with the Plan.

(c) Any attempt to dispose of the Units or any interest in the Units in a manner contrary to the restrictions set forth in this Agreement shall be void and of no effect.

1.3 Restricted Period and Vesting.

(a) Subject to the provisions contained in Sections 1.4, 1.5 and 1.6 hereof, the restrictions set forth in Section 1.2 hereof shall apply for a period beginning on the Date of Grant and ending on the date the Director terminates service as a director of the Company for any reason (the “Restricted Period”).

(b) Notwithstanding the provisions of Section 1.3(a) hereof, the Units shall be deemed vested and no longer subject to forfeiture under Section 1.4 hereof (but still subject to the restrictions set forth in Section 1.2 hereof) on the first anniversary of the Date of Grant.

(c) Notwithstanding Section 1.3(b) above, upon a Sale of the Company, all rights of the Director to the Units that have not vested shall immediately vest and no longer be subject to forfeiture under Section 1.4 hereof (but still subject to the restrictions set forth in Section 1.2 hereof). The Director shall be entitled to payment of the value of the Units in cash credited to the Director’s Stock Account in accordance with Section 4.3 of the Plan; provided, however, that a Sale shall not be deemed to have occurred if there shall be an affirmative vote of a majority of the Board to suspend the provisions of Section 4.3 of the Plan with respect to any such event.

1.4 Forfeiture.

Subject to Section 1.6 hereof, if during the Restricted Period (i) the Director is removed “for cause” as a member of the Board, (ii) there occurs a material breach of this Agreement by the Director or (iii) the Director fails to meet the tax withholding obligations described in Section 1.5(b) hereof, all rights of the Director to the Units that have not vested in accordance with Section 1.3(b) or 1.3(c) hereof as of the date of such event shall terminate immediately and be forfeited in their entirety.

1.5 Withholding.

(a) The Board shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any income recognized by the Director with respect to the Units.

(b) The Director shall be required to meet any applicable tax withholding obligation in accordance with the provisions of Section 10.4 of the Plan.

(c) The Board shall be authorized, in its sole discretion, to establish such rules and procedures relating to the use of shares of Common Stock to satisfy tax withholding obligations as it deems necessary or appropriate to facilitate and promote the conformity of the Director’s transactions under the Plan and this Agreement with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, if such Rule is applicable to transactions by the Director.

1.6 Board’s Discretion. Notwithstanding any provision of this Agreement to the contrary, the Board shall have discretion to waive any forfeiture of the Units as set forth in Section 1.4 hereof, the Restricted Period and any other conditions set forth in this Agreement.

1.7 Incorporation of the Plan. This award is granted pursuant to the provisions of the Plan and the terms and definitions of the Plan are incorporated by reference in this Agreement and made a part hereof.

2.	REPRESENTATIONS OF THE COMPANY AND THE DIRECTOR

2.1 Representations of the Company. The Company hereby represents and warrants to the Director that the Company, by appropriate and all required action, is duly authorized to enter into this Agreement and consummate all of the transactions contemplated hereunder. Further, the Company represents and warrants that any shares of Common Stock to be issued upon settlement of the Units, when issued and delivered by the Company to the Director in accordance with the terms and conditions hereof, will be duly and validly issued and fully paid and non-assessable.

2.2 Representations of the Director. The Director hereby represents to the Company that the Director has read and fully understands the provisions of this Agreement and the Plan and his or her decision to participate in the Plan is completely voluntary. Further, the Director acknowledges that he or she is relying solely on his or her own advisors with respect to the tax consequences of this award of Units.

3.	AMENDMENTS TO PLAN; CONFLICTS

No amendment or modification of the Plan shall be construed as to terminate the award under this Agreement. In the event of a conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall in all respects be controlling.

4.	MISCELLANEOUS

4.1 Notices. All notices, requests, deliveries, payments, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be either delivered personally or sent by registered or certified mail, or by private courier, return receipt requested, postage prepaid to the parties at the address stated below, or to such other address as either shall have specified by notice in writing to the other. Notice shall be deemed duly given hereunder when so delivered or mailed as provided herein.

If to Company:	Par Pharmaceutical Companies, Inc. 300 Tice Boulevard Woodcliff Lake, NJ 07677 Attn: General Counsel

If to Director: Address to Director on file with the Company

4.2 Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

4.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

4.4 Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives, any rights, remedies, obligations or liabilities.

4.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

4.6 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning of or interpretation of any of the terms or provisions of this Agreement.

4.7 Severability. Whenever possible, each provision in this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of this Agreement shall remain in full force and effect.

4.8 Effect on Other Plans. Payments received by the Director pursuant to this Agreement shall not be included in the determination of benefits under any pension, group insurance or other benefit plan of the Company, its affiliates or any of its subsidiaries in which the Director may be enrolled or for which the Director may become eligible, except as may be provided under the terms of such plans or determined by the Board.

4.9 No Strict Construction. No rule of strict construction shall be implied against the Company, the Board or any other person in the interpretation of any of the terms of the Plan, this Agreement or any rule or procedure established by the Board.

4.10 Use of the Word “Director”. Wherever the word “Director” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Units may be transferred by will or the laws of descent and distribution, the word “Director” shall be deemed to include such person or persons.

4.11 Further Assurances. The Director agrees, upon demand of the Company or the Board, to do all acts and execute, deliver and perform all additional documents, instruments and agreements (including, without limitation, stock powers with respect to shares of Common Stock issued or otherwise distributed in relation to the Units) which may be reasonably required by the Company or the Board, as the case may be, to implement the provisions and purposes of this Agreement and the Plan.

IN WITNESS WHEREOF, the parties hereunto set their hands as of the date the Certificate is accepted on the website of Smith Barney.

PAR PHARMACEUTICAL COMPANIES, INC.

Thomas J. Haughey Executive Vice President and General Counsel

DIRECTOR

(Acceptance designated electronically at the website of Smith Barney)